Exhibit 23.2


               Consent of Independent Certified Public Accountants

To the Board of Directors of
   nStor Technologies, Inc.


We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (333-69495, 333-82223, 333-94935, 333-38784 and
333-36508),  Form S-4 (333-86093) and Forms S-8 (333-35495 and 333-94305) of our
report dated February 9, 2001, relating to the consolidated financial statements of nStor Technologies, Inc. and of our report dated February 9, 2001, relating to the schedules appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Our reports contain an explanatory paragraph regarding the Company's ability to continue as a going concern.



                                                /s/ BDO SEIDMAN, LLP
                                                BDO SEIDMAN, LLP


Costa Mesa, California
April 5, 2002